Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACT: Dave Kroll (408) 749-3310 dave.kroll@amd.com	INVESTOR CONTACT: Mike Haase (408) 749-3124 mike.haase@amd.com

AMD REPORTS FOURTH QUARTER AND ANNUAL RESULTS

– Fourth Quarter Driven By Record Processor Sales and Profits –

– AMD Reports Fourth Quarter EPS of $0.45, Excluding Non-Cash Charge –

SUNNYVALE, Calif. — Jan. 18, 2006 — AMD (NYSE: AMD) today reported earnings for the quarter ended December 25, 2005. As a result of Spansion Inc.’s initial public offering (IPO), AMD’s financial results of operations include Spansion’s financial results of operations as a consolidated subsidiary only through December 20, 2005. Because comparison of fourth quarter consolidated financial results to previous periods do not correlate directly, AMD has provided non-GAAP financial statements that exclude Spansion and the Memory Segment results of operations. Management believes this non-GAAP presentation will aid investors by presenting the company’s current and historical results in a form that will be more consistent with the presentation of future operating results.

AMD reported record fourth quarter sales of $1.84 billion, operating income of $206 million, and net income of $96 million, or $0.21 per share. These results include a non-cash charge of $110 million, or $0.24 per share, associated with the reduction of AMD’s ownership in Spansion to 37.9 percent as a result of Spansion’s IPO. Excluding this charge, AMD achieved net income of $205 million, or $0.45 per share.

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	Q4-05	Q3-05	Q4-04	Percent Change
				Q4-05 vs Q3-05	Q4-05 vs Q4-04
Net sales (billions)	$1.84	$1.52	$1.26	21%	45%

Operating Income (millions)	$206	$79	$20	161%	930%

Net Income (millions)	$96	$76	$(30)	26%	420%

Non-GAAP net income excluding Q4-05 non-cash charge (millions)	$205	$76	$(30)	170%	783%

Diluted EPS	$0.21	$0.18	$(0.08)	17%	363%

Non-GAAP diluted EPS excluding non-cash charge	$0.45	$0.18	$(0.08)	150%	663%

Fourth quarter sales of $1.84 billion, which do not include Spansion’s sales from the last five days of the fourth quarter due to Spansion’s IPO, increased 45 percent from the fourth quarter of 2004 and 21 percent from the third quarter of 2005. In the fourth quarter of 2004, AMD reported sales of $1.26 billion, operating income of $20 million, and net a loss of $30 million, or $0.08 per share. In the third quarter of 2005, AMD reported sales of $1.52 billion, operating income of $79 million, and net income of $76 million, or $0.18 per share.

AMD excluding Memory Products Segment

	Q4-05	Q3-05	Q4-04	Percent Change
				Q4-05 vs Q3-05	Q4-05 vs Q4-04
Net sales (billions)	$1.35	$1.01	$0.76	34%	78%

Operating income (millions)	$268	$129	$59	108%	354%

AMD, excluding the results of the Memory Products Group segment, had fourth quarter sales of $1.35 billion, an increase of 78 percent from the fourth quarter of 2004 and 34 percent from the third quarter of 2005. Comparable sales in the fourth quarter of 2004 were $760 million, resulting in operating income of $59 million. Comparable sales in the third quarter of 2005 were $1.01 billion, resulting in operating income of $129 million.

For the year ended December 25, 2005, AMD achieved record sales of $5.85 billion, a 17 percent increase from 2004. Fiscal year 2005 net income was $165 million, or $0.40 per share. The annual results include a non-cash charge in the fourth quarter of $110 million, or $0.25 per share, associated with the reduction of AMD’s ownership in Spansion to 37.9 percent as a result of Spansion’s IPO. AMD

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reported sales in 2004 of $5.00 billion and a net income of $91 million, or $0.25 per share.

AMD, excluding the results of the Memory Products Group segment, had sales of $3.94 billion for the year ended December 25, 2005, an increase of 48 percent from 2004, and operating income of $543 million for 2005. Comparable sales in 2004 were $2.66 billion, resulting in operating income of $187 million.

“AMD’s growth rate increased in the fourth quarter resulting in continued market share gains across server, desktop and mobile product lines,” said Robert J. Rivet, AMD’s chief financial officer. “In addition to solid execution against our product and technology strategies, we made significant strides in the quarter to improve our balance sheet by significantly reducing our debt and increasing our cash and short-term investment balance to $1.8 billion.”

BUSINESS OVERVIEW

Record Computation Product Group (CPG) sales of $1.31 billion increased 79 percent from $730 million in the fourth quarter of 2004 and increased 35 percent from $969 million in the third quarter of 2005. CPG generated record operating income of $287 million in the fourth quarter, up from $90 million in the fourth quarter of 2004 and $149 million in the third quarter of 2005.

Compared to the third quarter of 2005, CPG’s fourth quarter sales growth was driven by an increase in both units and average selling price (ASP), increased demand from AMD’s largest global customers, and an acceleration of AMD’s commercial server and client businesses. Server, mobile and desktop processor sales each grew significantly compared to the third quarter of 2005. Mobile processor sales growth was driven by increased shipments of AMD Turion 64 processors. Server and desktop sales growth was driven in particular by increased customer adoption of Dual-Core AMD processors. Geographically, processor sales were especially strong in North America, Europe and Greater China.

In the fourth quarter of 2005, Memory Products Group (MPG) sales through December 20, 2005, of $487 million decreased 3 percent from $504 million in the fourth quarter of 2004 and 6 percent from $516 million in the third quarter of 2005. MPG had an operating loss of $62 million compared to an operating loss of $50 million in the third quarter of 2005.

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ADDITIONAL HIGHLIGHTS

•	AMD Chairman of the Board, President and CEO Hector Ruiz was named “CEO of the Year” by Electronic Business magazine.

•	AMD continues to be a technology partner of choice for an increasing number of enterprises recognizing the performance-per-watt advantages of AMD64 technology. Today, 90 percent of the top 100 and more than 45 percent of the top 500 of the Forbes Global 2000 companies or their subsidiaries are using AMD64 technology. Recent additions include American International Group (AIG), Albertson’s, Inc., Clear Channel Communications, Inc. and Nissan Motor Co., Inc. amongst others.

•	The AMD64 platform has earned more than 160 global industry awards since introduction, adding more than 20 awards in the fourth quarter alone. Highlights include VARBusiness awarding the AMD Athlon 64 X2 dual-core processor a Tech Innovator Award, Maximum PC naming the AMD Athlon 64 X2 4800+ processor “Gear of the Year”, and EDN editors naming the Dual-Core AMD Opteron processor to the magazine’s list of “Hot 100 Products of 2005.”

•	AMD celebrated the grand opening of Fab 36 located in Dresden, Germany. The new 300mm facility will more than double AMD’s output during the next three years. Production shipments are expected to begin in the first quarter of 2006 and the ramp of 65nm technology remains on schedule.

•	AMD and Sun Microsystems collaborated to build Japan’s largest supercomputer for the Tokyo Institute of Technology. The supercomputer is Sun’s largest installation to-date, and will use Sun Fire x64 servers powered by 10,480 AMD Opteron processor cores running both the Linux and Solaris operating systems. Once completed, the supercomputer is expected to be among the top 5 highest performing computers in the world.

•	Key global OEMs and partners continued to expand their portfolios of AMD-based solutions for the commercial market. HP introduced the HP dx5150 Business Desktop as well as high-performance blade PCs featuring low-power AMD Athlon 64 processors. Fujitsu Siemens Computers launched the PRIMERGY BX630 scalable blade server and a new two-way PRIMERGY RX220 server. Supermicro Computer, Inc. announced general availability of a broad range of AMD Opteron processor-based server and motherboard solutions.

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•	China’s third largest PC maker, Tsinghua Tongfang, launched nine AMD-powered systems targeting the commercial and consumer markets.

•	AMD recently unveiled its AMD Live! digital media vision to apply the power and flexibility of the PC to enable enhanced digital entertainment experiences on all the screens in peoples’ lives. True to AMD’s customer-centric approach which differs from competitive closed-system offerings, AMD LIVE! enables innovative, complementary, industry-friendly solutions that enhance the consumer electronics and broadcast devices already accepted and used by consumers today.

•	As part of the company’s efforts to expand in high-growth markets, AMD licensed the low-power AMD Geode GX2 processor to China’s Ministry of Science and Technology and Peking University, enabling Chinese entities to develop innovative x86-based solutions that will expand the total available market and extend AMD’s “x86 everywhere” vision.

CURRENT OUTLOOK

AMD’s outlook statements are based on current expectations. From December 21, 2005, Spansion’s financial results will no longer be consolidated as part of AMD’s financial results. Instead, AMD will utilize the equity method of accounting to reflect its share of Spansion’s net income. The following statements are forward looking, and actual results could differ materially depending on market conditions.

AMD expects first quarter sales to be flat to slightly down seasonally from the fourth quarter of 2005. If achieved, this would approach a 70 percent increase from comparable sales in the first quarter of 2005.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 p.m. PT today to discuss fourth quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com or www.streetevents.com. The webcast will be available for 10 days after the conference call.

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ABOUT AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative microprocessor solutions for computing, communications and consumer electronics markets. Founded in 1969, AMD is dedicated to delivering superior computing solutions based on customer needs that empower users worldwide. For more information visit www.amd.com.

CAUTIONARY STATEMENT

This release contains forward-looking statements concerning the first quarter of 2006, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks include the possibility that global business and economic conditions will worsen resulting in lower than currently expected sales in the first quarter of 2006; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s microprocessor business will prevent attainment of the company’s current microprocessor sales plans; that demand for personal computers and, in turn, demand for the company’s microprocessors will be lower than currently expected; that adoption of AMD64 products by OEMs will not occur as expected; that the company may not achieve its current product and technology introduction schedules; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to maintain its market leadership positions; that solutions providers will not timely provide the infrastructure, including operating systems and applications, to support the company’s AMD64 technology; and that unfavorable results of operation of Spansion will adversely impact the company’s results of operations. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on

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Form 10-K for the year ended December 26, 2004, and the Quarterly Report on Form 10-Q for the quarter ended September 25, 2005.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron, AMD Sempron, AMD Turion 64 and combinations thereof are trademarks of Advanced Micro Devices, Inc. Spansion and MirrorBit are trademarks of Spansion LLC. Microsoft is a registered trademarks of Microsoft Corporation in the U.S. and/or other jurisdictions. Other names used are for identification purposes only and may be trademarks of their respective owners.

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended			Year Ended
	Dec. 25, 2005 (Unaudited)	Sept. 25, 2005 (Unaudited)	Dec. 26, 2004 (Unaudited)	Dec. 25, 2005 (Unaudited)	Dec. 26, 2004*
Net sales	$1,838,276	$1,522,755	$1,263,706	$5,847,577	$5,001,435

Cost of sales	986,148	896,261	742,650	3,455,812	3,032,585
Research and development	329,301	289,018	252,767	1,144,025	934,574
Marketing, general and administrative	317,111	258,748	245,622	1,016,085	807,011
Restructuring and other special charges, net	—	—	2,942	—	5,456

	1,632,560	1,444,027	1,243,981	5,615,922	4,779,626

Operating income	205,716	78,728	19,725	231,655	221,809

Interest and other income (expense), net	445	6,054	(42,430)	13,571	(31,150)
Interest expense	(24,447)	(30,615)	(29,070)	(104,960)	(112,328)

Income (loss) before minority interest, equity in income (loss) of unconsolidated investee and income taxes	181,714	54,167	(51,775)	140,266	78,331

Minority interest in loss of consolidated subsidiaries	19,166	21,227	16,831	125,151	18,663

Loss on disposition of equity interest in Spansion Inc.	(109,681)	—	—	(109,681)	—

Equity in income of unconsolidated investee	3,105	—	—	3,105	—

Provision (benefit) for income taxes	(1,284)	(606)	(4,981)	(6,642)	5,838

Net income (loss)	$95,588	$76,000	$(29,963)	$165,483	$91,156

Net income (loss) per common share

Basic	$0.23	$0.19	$(0.08)	$0.41	$0.25

Diluted	$0.21	$0.18	$(0.08)	$0.40	$0.25

Shares used in per share calculation
- Basic	412,498	399,025	375,308	400,004	358,886
- Diluted	452,323	443,681	375,308	440,776	371,066

*	Derived from the December 26, 2004 audited financial statements of Advanced Micro Devices, Inc.

Advanced Micro Devices, Inc.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(Thousands)

	Quarter Ended			Year Ended
	Dec. 25, 2005 (Unaudited)	Sept. 25, 2005 (Unaudited)	Dec. 26, 2004 (Unaudited)	Dec. 25, 2005 (Unaudited)	Dec. 26, 2004 (Unaudited)
Net income (loss)	$95,588	$76,000	$(29,963)	$165,483	$91,156
Depreciation and amortization	277,258	290,750	329,148	1,219,344	1,224,252
Interest income	(13,562)	(9,510)	(6,397)	(37,151)	(18,013)
Interest expense	24,447	30,615	29,070	104,960	112,328
Provision (benefit) for income taxes	(1,284)	(606)	(4,981)	(6,642)	5,838

EBITDA	$382,447	$387,249	$316,877	$1,445,994	$1,415,561

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Dec. 25, 2005	Sept. 25, 2005	Dec. 26, 2004*
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$1,794,765	$1,342,167	$1,195,559
Accounts receivable, net (1)	805,531	861,799	719,572
Inventories	388,631	931,763	874,790
Prepaid expenses and other current assets	477,304	272,442	350,240
Deferred income taxes	92,606	54,232	87,836

Total current assets	3,558,837	3,462,403	3,227,997

Property, plant and equipment, net	2,700,999	4,321,384	4,233,807

Net investment in Spansion, Inc.	721,342	—	—

Other assets	306,602	376,169	382,406

Total Assets	$7,287,780	$8,159,956	$7,844,210

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$—	$75,656	$—
Accounts payable	855,834	941,651	655,123
Accrued compensation and benefits	226,874	232,446	191,431
Accrued liabilities	388,999	402,895	445,341
Restructuring accruals	18,616	21,355	18,997
Income taxes payable	3,326	12,245	47,145
Deferred income on shipments to distributors	141,898	163,652	141,738
Current portion of long-term debt and capital lease obligations	43,225	224,872	230,828
Other current liabilities	143,191	137,583	115,773

Total current liabilities	1,821,963	2,212,355	1,846,376

Deferred income taxes	92,605	50,630	104,246
Long-term debt and capital lease obligations	1,327,064	1,708,872	1,628,268
Other long-term liabilities	459,323	436,802	414,626
Minority interest in consolidated subsidiaries	234,988	777,052	840,641

Stockholders’ equity:
Capital stock:
Common stock, par value	4,353	4,020	3,917
Capital in excess of par value	2,710,171	2,438,504	2,316,669
Retained earnings	473,676	378,067	308,497
Accumulated other comprehensive income	163,637	153,654	380,970

Total stockholders’ equity	3,351,837	2,974,245	3,010,053

Total Liabilities and Stockholders’ Equity	$7,287,780	$8,159,956	$7,844,210

(1)	Includes accounts receivable from customers of Spansion Inc.
*	Derived from the December 26, 2004 audited financial statements of Advanced Micro Devices, Inc.

AMD

Selected Corporate Data

(Unaudited)

	Quarter Ended						Year Ended
Segment Information (5)	Dec. 25, 2005		Sep. 25, 2005		Dec. 26, 2004		Dec. 25, 2005		Dec. 26, 2004
Computation Products (1)
Net sales	$1,307	M	$969	M	$730	M	$3,793	M	$2,528	M
Operating Income (Loss)	287	M	149	M	90	M	617	M	266	M

Personal Connectivity Solutions Products (2)
Net sales	42	M	35	M	30	M	136	M	131	M
Operating Income (Loss)	(15	)M	(14	)M	(21	)M	(55	)M	(54	)M

All Other (3)
Net sales	2	M	3	M	0	M	7	M	(1	)M
Operating Income (Loss)	(4	)M	(6	)M	(10	)M	(19	)M	(25	)M

Subtotal (excluding Memory Products Segment)
Net sales	1,351	M	1,007	M	760	M	3,936	M	2,658	M
Operating Income (Loss)	268	M	129	M	59	M	543	M	187	M

Memory Products (4)
Net sales	487	M	516	M	504	M	1,912	M	2,343	M
Operating Income (Loss)	(62	)M	(50	)M	(39	)M	(311	)M	35	M

Total AMD
Net sales	1,838	M	1,523	M	1,264	M	5,848	M	5,001	M
Operating Income (Loss)	206	M	79	M	20	M	232	M	222	M

Other Data (AMD Only)(6)	Dec. 25, 2005		Sep. 25, 2005		Dec. 26, 2004		Dec. 25, 2005		Dec. 26, 2004
Gross Margin	57%		55%		57%		56%		55%
Depreciation & Amortization	$153	M	$154	M	$183	M	$668	M	$668	M
Capital Additions	$250	M	$177	M	$368	M	$1,109	M	$909	M
Headcount	9,860		9,530		8,335		9,860		8,335
International Sales	70%		73%		70%		70%		68%

(1)	Computation Products segment includes PC processors and Chipsets.
(2)	The Personal Connectivity Solution Products segment includes Embedded Processors and Products for global commercial and consumer markets.
(3)	The All Other category includes certain operating expenses and credits that are not allocated to the operating segments and, starting Q3-05, includes Personal Internet Communicator(PIC) products.
(4)	Memory Products segment includes Flash memory products of AMD and Spansion LLC, and for the quarter ended Dec. 25, 2005 reflects consolidated Spansion results through December 20, 2005.
(5)	Due to the Spansion IPO the Company has allocated bonus and profit sharing expenses to the segments. Prior period information has been restated to conform to current period information.
(6)	Other Data reflects AMD information, excluding the Memory Products Segment.

Note: Figures may not foot due to rounding

Advanced Micro Devices, Inc.

RECONCILIATION OF NON GAAP PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS TO GAAP CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended
	Dec. 25, 2005 (Unaudited) (GAAP)	Reconciliation Adjustments		Dec. 25, 2005 (pro-forma non-GAAP) (Note A)	Reconciliation Adjustments		Dec. 25, 2005 (pro-forma non-GAAP) (Note B)
Net sales	$1,838,276	$—		$1,838,276	$(487,200	)(2)	$1,351,076

Cost of sales	986,148	—		986,148	(409,000	)(2)	577,148

Gross Margin	852,128			852,128			773,928
Gross Margin %	46.4%			46.4%			57.3%

Research and development	329,301	—		329,301	(73,000	)(2)	256,301
Marketing, general and administrative	317,111	—		317,111	(67,600	)(2)	249,511

Operating expenses	646,412			646,412			505,812

Operating income	205,716			205,716			268,116

Interest and other income (expense), net	445	—		445	(664	)(3)	(219)
Interest expense	(24,447)	—		(24,447)	5,185	(3)	(19,262)

Income before minority interest, equity in income (loss) of unconsolidated investee and income taxes	181,714	—		181,714			248,635

Minority interest in loss of consolidated subsidiary	19,166	—		19,166	(24,698	)(4)	(5,532)

Loss on disposition of equity interest in Spansion Inc.	(109,681)	109,681	(1)	—	—		—

Equity in income of unconsolidated investee	3,105	—		3,105	(3,105	)(5)	—

Net impact of Memory Products Segment and Spansion IPO	—	—		—	(39,109	)(7)	(39,109)

Provision (benefit) for income taxes	(1,284)	—		(1,284)	9	(6)	(1,275)

Net income	95,588			205,269			205,269

Net income per common share

Basic	$0.23			$0.50			$0.50

Diluted	$0.21			$0.45			$0.45

Shares used in per share calculation

Basic	412,498			412,498			412,498
Diluted	452,323			473,709			473,709

Note A:	Non-GAAP pro-forma consolidated statement of operations with adjustment for loss on disposition of equity interest in Spansion Inc. For details see note (1) below.
Note B:	Non-GAAP pro-forma consolidated statement of operations with adjustments for loss on disposition of equity interest in Spansion Inc. and the exclusion of the Memory Products Segment and Spansion results for the quarter ended December 25, 2005. For details see notes (2) through (7) below.

Notes to the Reconciliation Adjustments:

(1)	Excludes the non-cash loss on disposition of the Company’s ownership interest in Spansion from 60 percent to 37.9 percent as a result of Spansion’s initial public offering.
(2)	Excludes the Memory Products segment results and reclassifies them to “Net impact of Memory Products Segment and Spansion IPO”.
(3)	Excludes Spansion’s results and reclassifies them to “Net impact of Memory Products Segment and Spansion IPO”.
(4)	Excludes Fujitsu’s 40% minority interest share in AMD’s earnings relating to Spansion up to December 20, 2005 and reclassifies it to “Net impact of Memory Products Segment and Spansion IPO”.
(5)	Excludes AMD’s 37.9% equity income share of Spansion’s net income from December 21, 2005 to December 25, 2005 and reclassifies it to “Net impact of Memory Products Segment and Spansion IPO”
(6)	Excludes Spansion’s results and reclassifies them to “Net impact of Memory Products Segment and Spansion IPO”.
(7)	Net impact of all adjustments from (2) to (6) above.